                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]        Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]        Definitive Proxy Statement
[ ]        Definitive Additional Materials
[ ]        Soliciting Material Pursuant to Section 240.14a-11(c) or Section
           240.14a-12

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:


            ------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

            -----------------------------------------------
         5) Total fee paid:

         ---------------------------------------------
[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

            -------------------------------------------
         2) Form, Schedule or Registration Statement No.:

            -------------------------------------------
         3) Filing Party:

         4) Date Filed:

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                1900 Gulf Street
                           Lamar, Missouri 64759-1899

                      -------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 12, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of O'Sullivan Industries Holdings, Inc. will be held at The Kansas City Club, 1228 Baltimore Street, Kansas City, Missouri 64105 on Thursday, November 12, 1998 at 10:00 A.M. (Central Standard Time) for the following purposes:

         (1) to elect three Class II Directors; and

         (2) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof is the close of business on September 18, 1998.

                                             By Order of the Board of Directors,

                                                /s/ Rowland H. Geddie, III

                                                   Rowland H. Geddie, III
                                               Vice President, General Counsel
                                                        and Secretary

Lamar, Missouri
September 25, 1998


         EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. FOR YOUR CONVENIENCE, ENCLOSED IS A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                1900 Gulf Street
                           Lamar, Missouri 64759-1899

                        ANNUAL MEETING OF STOCKHOLDERS OF
                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                    TO BE HELD ON THURSDAY, NOVEMBER 12, 1998

         This Proxy Statement is being furnished to stockholders of O'Sullivan Industries Holdings, Inc., a Delaware corporation ("O'Sullivan" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's common stock, par value $1.00 per share ("Common Stock"), as of the close of business on September 18, 1998 (the "Record Date"). The proxies will be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, November 12, 1998, at 10:00 A.M. (Central Standard Time) at The Kansas City Club, 1228 Baltimore Street, Kansas City, Missouri 64105, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the holders of Common Stock on or about September 25, 1998.

                         PURPOSES OF THE ANNUAL MEETING

         At the Meeting, holders of shares of Company securities entitled to vote at the Meeting will be asked to consider and to vote upon the following matters:

         (1) the election of three Class II Directors of the Company to hold office in accordance with the By-laws of the Company; and

         (2) such other business as may properly come before the Meeting.

         The Board unanimously recommends a vote FOR the election of the Board's nominees for election as directors of the Company. As of the date of this Proxy Statement, the Board knows of no other business to come before the Meeting.

                       VOTING RIGHTS AND PROXY INFORMATION

         Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. Each share of Common Stock is entitled to one vote. As of the Record Date, a total of 15,971,097 shares of Common Stock were issued and outstanding.

         The holders of a majority of the outstanding shares of Common Stock as of the Record Date must be present at the Meeting, either in person or by proxy, to constitute a quorum at the Meeting. The affirmative vote of at least a majority of the outstanding shares of Common Stock present and voting, in person or by properly executed proxy, at the Meeting is required to approve the election of each of the Company's nominees for election as a director and any other matter properly coming before the Meeting.

         For purposes of determining whether a proposal has received a majority vote, abstentions will not be included in the vote total, and, therefore, will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. Shares held by holders who abstain or withhold the authority to vote on certain matters will, however, be treated as present for quorum purposes on all matters.

         If the Company receives your proxy prior to or at the Meeting, your proxy will be voted as you direct unless you have revoked the proxy. If you do not indicate your vote on your proxy, it will be voted FOR the election of the Board's nominees as directors of the Company.

         You may revoke your proxy at any time before it is voted. You may (i) file with the Company, at or before the Meeting, a written notice of revocation bearing a later date than the proxy, (ii) execute a subsequent proxy relating to the same voting securities and deliver it to the Company at or before the Meeting or (iii) attend the Meeting, file a written revocation of proxy and vote in person (attendance at the Meeting and voting will not by itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxies should be received by mail or hand-delivered to O'Sullivan Industries Holdings, Inc., Attention: Mr. Rowland H. Geddie, III, 1900 Gulf Street, Lamar, Missouri 64759-1899.

         The Company will pay the costs of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed or paid for this purpose, may solicit proxies by personal interview, mail, telephone, facsimile or other electronic means.


                            ELECTION OF DIRECTORS

         The Company's By-laws provide for a Board of Directors divided into three classes (Class I, Class II and Class III) having staggered three-year terms with each class as nearly equal in size as possible. The current term of office of the directors in Class II expires at the Meeting. The terms of office of directors in Class III and Class I will expire at the meetings of stockholders to be held in 1999 and 2000, respectively. At each annual meeting of stockholders, directors will be elected to succeed those whose terms then expire, with each newly elected director to serve for a three-year term.

                                    NOMINEES

         Messrs. Charles G. Hanson, Thomas M. O'Sullivan, Sr. and Tyrone E. Riegel have been nominated as Class II directors to serve a three-year term ending at the annual meeting in 2001. The persons named in the accompanying proxy will vote shares represented by properly executed proxies for the election of the three listed nominees as directors unless authority to vote is withheld. If any nominee should become unavailable to serve on the Board of Directors, the persons named in the proxy may vote the proxy for another person, if any, designated by the Board of Directors. However, the Board of Directors is not aware of any circumstances likely to render any of the nominees unavailable for election.

         The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee. References to service with the Company in this section include service with O'Sullivan Industries, Inc. ("Industries"), the Company's wholly owned subsidiary.

CLASS II DIRECTORS--TERM EXPIRING 1998

Charles G. Hanson, 85, retired on December 31, 1993 from his career as the founder, President and Chief Executive Officer of Stuart Hall Co., a commercial stationery manufacturer, following the sale of Stuart Hall to The Newell Co. He is also a member of the Board of Trustees of the Eisenhower Medical Center and the Barbara Sinatra Children's Center. Mr. Hanson was appointed a director of the Company in March 1995.

Thomas M. O'Sullivan, Sr., 76, was appointed director of the Company in December 1993. He founded O'Sullivan Industries in 1954 and served as its President until June 1986. He has been President of O'Sullivan Properties, Inc., a real estate investment company, since December 1986.

Tyrone E. Riegel, 55, has been Executive Vice President of Industries since July 1986 and was appointed a director and Executive Vice President of the Company in November 1993. Mr. Riegel has been employed by the Company since January 1964.

         The following sets forth certain information with respect to all members of the Company's Board of Directors whose current terms will continue after the Meeting.

CLASS III DIRECTORS--TERM EXPIRING 1999

William C. Bousquette, 61, an independent financial consultant, was appointed a director of the Company in December 1993. From January 1995 through December 31, 1996, Mr. Bousquette was the Senior Vice President and Chief Financial Officer of Texaco, Inc., an integrated petroleum company. From January 1994 to January 1995 and from November 1990 to January 1993, he was Executive Vice President and Chief Financial Officer of Tandy Corporation ("Tandy"), a retailer of consumer electronics products. From January 1993 to January 1994, he was Chief Executive Officer of TE Electronics Inc. ("TE"), a subsidiary of Tandy. From 1983 until the Company's initial public offerings (the "Offerings") in February 1994, Tandy and TE owned all of the stock of the Company. Mr. Bousquette is also a director of Cyprus Amax Minerals Company, a mining company; and InterTAN, Inc., a retailer of consumer electronics products with locations in Canada, Australia and the United Kingdom.

Stewart M. Kasen, 59, was appointed President and Chief Executive Officer of Factory Card Outlet, Inc. in May 1998; he has served as Chairman since 1997. Factory Card Outlet is a retailer of special occasion merchandise. Mr. Kasen was the Chief Executive Officer of Best Products Co., Inc., a chain of retail stores, from October 1989 to April 1996. Best Products filed a petition for bankruptcy under the United States Bankruptcy Code in September 1996, and Best Products was subsequently liquidated. Mr. Kasen is also a director of Markel Corporation, an underwriter of specialty insurance products; K2 Inc., a manufacturer of sporting goods and recreational products; The Elder-Beerman Stores Corp., a regional department store; and The Bibb Company, a manufacturer of textile products. Mr. Kasen joined the Company's Board of Directors in August 1996.

Daniel F. O'Sullivan, 57, has been President of Industries since July 1986 and was appointed as Chief Executive Officer and President and a director of the Company in November 1993 and as a director and as Chairman of the Board of Industries in 1994. He became Chairman of the Board of the Company in December 1993. He relinquished his position as President of the Company and Industries in July 1996. Mr. O'Sullivan has been employed by the Company since September 1962. In August 1998, Mr. O'Sullivan announced he would retire as Chairman and Chief Executive Officer of the Company effective upon the Board's completing its search for his replacement.


CLASS I DIRECTORS--TERM EXPIRING 2000

Richard D. Davidson, 50, was appointed President and Chief Operating Officer of the Company and Industries in July 1996 and as a director of Industries and the Company in July 1996 and August 1996, respectively. From 1990 to October 1995, Mr. Davidson served as Senior Vice President of Sunbeam Corporation and as President of the Sunbeam Outdoor Products Division.

Ronald G. Stegall, 51, has been President and Chief Executive Officer of Arlington Equity Partners, a venture capital investment firm, since 1992. Mr. Stegall is Chairman of the Board of InterTAN, Inc., a retailer of consumer electronics products with locations in Canada, Australia and the United Kingdom, and is a director of Hastings Entertainment, Inc., a retailer of books, audio and video recordings and software. From 1987 through 1991, he was Chairman and Chief Executive Officer of BizMart, Inc., a chain of office products superstores subsequently sold to OfficeMax, Inc. Mr. Stegall was appointed a director of the Company in July 1994.

CERTAIN RELATIONSHIPS. Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr., the Company's Vice President-Sales, and Michael P. O'Sullivan, the Company's Vice President-Marketing, are brothers. Tyrone E. Riegel and James C. Hillman, the Corporation's Vice President-Human Resources, were, prior to the deaths of their respective spouses, brothers-in-law of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan. Tyrone E. Riegel and E. Thomas Riegel, the Company's Vice President-Strategic Operations, are brothers. Thomas
M. O'Sullivan, Sr. is the father of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan and is the former father-in-law of Tyrone E. Riegel and James C. Hillman.

                     ORGANIZATION OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of the Board of Directors. The Board of Directors has established two committees to oversee specific matters affecting the Company, an Audit Committee and a Compensation Committee.

         The Audit Committee is composed entirely of non-employee directors, currently Messrs. Bousquette (Chairman), Hanson and Stegall. The Audit Committee reviews the Company's financial statements with management and the independent auditors; recommends to the Board of Directors the firm of independent accountants to perform the annual audit; reviews and approves the scope of the independent auditors' work; reviews the adequacy of the Company's significant accounting policies and its internal accounting controls; reviews and approves the fees of the independent auditors; and has general responsibility for related matters. This Committee held three meetings during fiscal 1998.

         The Compensation Committee members are Messrs. Stegall (Chairman), Bousquette and Kasen. The principal functions of this Committee are to review and make recommendations to the Board concerning executive compensation plans. This Committee also makes grants of stock options, restricted stock and other awards to executive officers (collectively, the "Executives" and individually an "Executive") and other employees under the Company's Amended and Restated 1994 Incentive Stock Plan (the "ISP"). This Committee met six times during fiscal 1998.

         The Company does not have a nominating committee.

         The Board of Directors of the Company held seven meetings during fiscal 1998. During fiscal 1998, each director attended all meetings of the Board of Directors and all meetings of each committee on which he served.



                             DIRECTORS' COMPENSATION

         Directors of the Company who are not employees of the Company or its subsidiaries are paid an annual retainer of $25,000. Each committee chairman receives an additional $1,000 per year. Expenses of attendance at meetings are paid by the Company. No fees are paid for attendance at Board or committee meetings. Employees of the Company do not receive additional compensation for their service as a director other than payment of expenses, if any, to attend a meeting.

         Each non-employee director automatically receives nonqualified stock options to purchase 2,000 shares of Common Stock on the first trading day in September of each year that he or she serves as a director. The option exercise price is set at the fair market value (as defined in the ISP) of a share of Common Stock on the first trading day immediately preceding the date of grant. The options vest in three equal increments on the first, second and third anniversaries of the date of grant.

         Effective July 1, 1997, the Company implemented its Stock Plan for Directors (the "Director Plan"), which was approved by the stockholders of the Company at the 1997 Annual Meeting. Under the Director Plan, directors may elect to receive their fees and retainers in Common Stock or restricted Common Stock rather than cash. Common Stock is distributed quarterly, and is priced at the average of the closing prices on the last day of each month in a quarter. If a director elects to receive restricted stock, the purchase price is the same as for unrestricted Common Stock; the shares are issued in his name but are held in escrow by the Company. Restrictions on restricted stock under the Director Plan lapse upon the death or disability of the director, retirement of the director at age 55 or older, involuntary termination of service as a director, a vote of a majority of the members of the Board other than the participating director or a Change in Control, as defined on page 9, of the Company. If a participating director ceases to be a director of the Company for any other reason, the restricted stock issued to him is forfeited to the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          OF COMPANY VOTING SECURITIES


         The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of Common Stock (the only class of the Company's securities entitled to voting rights) by (i) each director of the Company, (ii) each of the five most highly compensated executives of the Company for the fiscal year ended June 30, 1998 and (iii) the Company's directors and the Executives as a group:




                                                                   SHARES BENEFICIALLY
                    NAME                                                 OWNED(1)         PERCENT OF CLASS
         Daniel F. O'Sullivan                                             182,371(2)             1.1
         William C. Bousquette                                             15,379(3)              *
         Richard D. Davidson                                              196,883(4)             1.2
         Charles G. Hanson                                                 27,334(5)              *
         Stewart M. Kasen                                                   9,226(6)              *
         Thomas M. O'Sullivan, Sr.                                        167,657(7)             1.1
         Tyrone E. Riegel                                                 125,417(8)              *
         Ronald G. Stegall                                                  3,334(3)              *
         Terry L. Crump                                                    80,361(9)              *
         Thomas M. O'Sullivan, Jr.                                        85,954(10)              *
         Directors and Executives as a group (14 persons)              1,166,650(11)             7.0%

--------------------------------
         *Less than 1%

         (1) Each person has sole voting and investment power with respect to the shares shown except as otherwise noted.

         (2) Includes (a) 13,587 shares of restricted stock granted on February 2, 1994 subject to five-year vesting provisions, with respect to which Mr. Daniel F. O'Sullivan has no investment power; (b) 139,248 shares issuable within 60 days upon the exercise of options; (c) 1,280 shares held under the Company's Savings and Profit Sharing Plan (the "SPSP"), as to which
Mr. O'Sullivan has no investment power; and (d) 500 shares owned by Mr. O'Sullivan's spouse, as to which Mr. O'Sullivan disclaims beneficial ownership.

         (3) Includes 3,334 shares issuable upon the exercise of options.

         (4) Includes (a) 78,657 shares issuable within 60 days upon the exercise of options; and (b) 498 shares held under the SPSP, as to which Mr. Richard D. Davidson has no or limited investment power.

         (5) Includes 2,334 shares issuable upon the exercise of options.

         (6) Includes 1,334 shares issuable upon the exercise of options.

         (7) Includes 154,738 shares owned indirectly through O'Sullivan Properties, Inc. Mr. Thomas M. O'Sullivan, Sr. and his spouse own all of the voting stock of O'Sullivan Properties, Inc. Of the remaining shares, (a) 3,334 shares are issuable upon the exercise of options; and (b) 1,185 shares are owned by his spouse. Mr. O'Sullivan disclaims beneficial ownership of the shares of which his spouse is the owner.

         (8) Includes (a) 6,363 shares of restricted stock granted on February 2, 1994 subject to five-year vesting requirements, with respect to which Mr. Tyrone E. Riegel has no investment power; (b) 1,081 shares held under the SPSP, as to which he has no investment power; and (c) 94,030 shares issuable within 60 days upon the exercise of options.

         (9) Includes (a) 57,599 shares issuable within 60 days upon the exercise of options; and (b) 492 shares held under the SPSP, as to which Mr. Crump has no or limited investment power.

         (10) Includes 13,036 shares held by a limited partnership of which Mr. Thomas M. O'Sullivan, Jr. is a general partner, and 4,995 shares held as custodian for his minor son. Mr. O'Sullivan disclaims beneficial ownership of these shares. Also includes (a) 48,563 shares issuable within 60 days upon the exercise of options; and (b) 2,122 shares held under the SPSP as to which Mr. O'Sullivan has no or limited investment power.

         (11) See notes 1 through 10 above. Includes a total of 622,519 shares issuable within 60 days upon the exercise of options.

         SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The Company is not aware of any person who beneficially owns in excess of 5% of the total issued and outstanding shares of Common Stock, except for the persons in the table below.

         The table below sets forth as of the dates indicated in the footnotes certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by the Company to own beneficially more than 5% of the Common Stock, the only class of voting securities of the Company that is outstanding.

           NAME AND ADDRESS OF BENEFICIAL OWNER           AMOUNT AND NATURE OF                       PERCENTAGE
           ------------------------------------           BENEFICIAL OWNERSHIP                         OF CLASS
                                                          --------------------                       ----------
          Tweedy, Browne Company L.L.C.                     1,455,320(1)                                9.1%
          TBK Partners, L.P.
          Vanderbilt Partners, L.P.
          52 Vanderbilt Avenue
          New York, New York  10017

          Reich and Tang Asset Management L.P.              1,292,900(2)                                 8.1%
          600 Fifth Avenue
          New York, New York  10020

          Dimensional Fund Advisors, Inc.                     992,000(3)                                 6.2%
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA 90401

          Capital Technology, Inc.                            835,800(4)                                 5.2%
          8314 Pineville-Matthews Road, Suite 295
          Charlotte, North Carolina  28226


--------------------------------
         (1) Based on information contained in an amended Schedule 13D dated January 21, 1998.

         (2) Based on information contained in a Schedule 13G dated February 12, 1998.

         (3) Based on information contained in a Schedule 13G dated February 6, 1998.

         (4) Based on information contained in a Schedule 13G dated February 4, 1998, Capital Technology, Inc., a registered investment advisor, is deemed to have beneficial ownership of 835,800 shares of Common Stock as of December 31, 1997.


                              CERTAIN TRANSACTIONS

         Industries has leased training space and storage and repair shop space in Lamar, Missouri from O'Sullivan Properties, Inc. ("Properties"), all of whose voting stock is owned by Mr. Thomas M. O'Sullivan, Sr. and his wife. As of September 15, 1998, none of the leases were continuing. During fiscal 1998, Industries paid Properties an aggregate of $21,555 pursuant to the leases. The Company believes the lease amounts paid to Properties were competitive with other potential sites or, where no other sites were available, were reasonable.

                           SUMMARY COMPENSATION TABLE

         The following table reflects the cash and non-cash compensation for the chief executive officer of the Company and the four next most highly compensated Executives at June 30, 1998 (the "Named Officers").



                                                                              LONG-TERM
                                            ANNUAL COMPENSATION(1)          COMPENSATION(2)
                                         -----------------------------     --------------------


                                                                               SECURITIES         ALL OTHER
                                 FISCAL         SALARY         BONUS        UNDERLYING STOCK    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR            ($)           ($)          OPTIONS (#)(3)         ($)(4)

DANIEL F. O'SULLIVAN              1998           273,269       74,856          80,000               35,939
CHAIRMAN AND                      1997           229,807      210,849         136,000               21,096
CHIEF EXECUTIVE OFFICER           1996           220,000       56,932          36,000               23,003

RICHARD D. DAVIDSON               1998           224,423       56,942          65,000               31,760
PRESIDENT AND                     1997           205,961      178,809         100,000               18,119
CHIEF OPERATING OFFICER           1996                 -            -               -                    -

TYRONE E. RIEGEL                  1998           194,615       38,062          28,000               35,441
EXECUTIVE VICE PRESIDENT          1997           184,856      121,268          84,500               26,503
                                  1996           177,500       36,068          22,000               14,242

TERRY L. CRUMP                    1998           159,423       31,284          28,000               27,366
EXECUTIVE VICE PRESIDENT AND      1997           144,904       85,531          61,750               20,710
CHIEF FINANCIAL OFFICER           1996            58,154       20,000          25,000               46,015

THOMAS M. O'SULLIVAN, JR.         1998           129,615       17,922          12,000               23,660
VICE PRESIDENT-SALES              1997           119,904       55,226          41,000               20,915
                                  1996           115,000       16,548          11,000               16,956


--------------------------------
         (1)For the years shown, the Named Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the Named Officers are not shown because the aggregate amount of such compensation, if any, for each of the Named Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

         (2)Restricted shares were awarded in February 1994 to Messrs. Daniel F. O'Sullivan and Tyrone E. Riegel in connection with the Offerings under the ISP upon the surrender by Messrs. O'Sullivan and Riegel of their options to purchase shares of Tandy Corporation common stock. Mr. O'Sullivan received 13,587 shares of restricted stock and Mr. Riegel received 6,363 shares. These shares had a value of $183,425 and $85,900, respectively, based on the average of the high and the low prices of the Common Stock on the New York Stock Exchange on June 30, 1998. The restricted Common Stock becomes vested as to one-fifth of such shares on each of the first five anniversaries of the date of the award, if they are still employed by the Company. The restrictions on resale lapse on February 2, 1999. If dividends are paid on Common Stock before the restrictions lapse, dividends on the restricted shares would be held in escrow. Interest on any such dividends would be paid at the prime rate.

         (3)Includes all options granted during fiscal years shown under the ISP. No stock appreciation rights were granted with any options.

         (4) In fiscal 1998, other compensation for the Named Officers consisted of the following:



                                                                                                     DEFERRED
                                                                                                 COMPENSATION PLAN
                                                                 SPSP MATCHING   STOCK PURCHASE       MATCHING
                                      GROUP LIFE                   AND PROFIT    PROGRAM ("SPP")        AND
                                       INSURANCE      AUTO           SHARING         MATCHING      PROFIT SHARING
                NAME                    PREMIUMS     ALLOWANCE    CONTRIBUTIONS   CONTRIBUTIONS    CONTRIBUTIONS
          Daniel F. O'Sullivan           $3,150     $   -  *          $11,283         $12,103         $9,403
          Richard D. Davidson            $1,617     $7,500            $11,538         $ 5,690         $5,415
          Tyrone E. Riegel               $3,150     $7,500            $11,475         $ 7,897         $5,419
          Terry L. Crump                 $1,218     $7,500            $11,538         $ 4,813         $2,297
          Thomas M. O'Sullivan, Jr.      $  490     $7,500            $10,428         $ 4,621         $  621



          * Mr. Daniel F. O'Sullivan has the use of a company-owned automobile as a perquisite.

          The table does not include amounts payable in the event of a Change in Control. See "Change in Control Protections" on page 9.





                         OPTION GRANTS IN THE LAST YEAR

         During the year ended June 30, 1998, options were granted to the Named Officers. The present values of such options are based on a Black-Scholes valuation of the options as of their respective dates of grant. The ISP provides for the grant of stock appreciation rights; however, no such rights have been granted.



                                                         % OF TOTAL
                                 NUMBER OF SECURITIES  OPTIONS GRANTED
                                      UNDERLYING        TO EMPLOYEES     EXERCISE OR                PRESENT VALUE
                                    OPTIONS GRANTED       DURING THE     BASE PRICE    EXPIRATION    OF GRANT ON
              NAME                      (#)(1)           FISCAL YEAR      ($/SHARE)       DATE      DATE OF GRANT(2)
Daniel F. O'Sullivan                  80,000                21.8%      $16.09375         7/8/2007       $662,450
Richard D. Davidson                   65,000                17.7%      $16.09375         7/8/2007       $536,814
Tyrone E. Riegel                      28,000                 7.6%      $16.09375         7/8/2007       $229,238
Terry L. Crump                        28,000                 7.6%      $16.09375         7/8/2007       $229,238
Thomas M. O'Sullivan, Jr.             12,000                 3.3%      $16.09375         7/8/2007        $95,942

--------------------------------
         (1) Each Named Officer received incentive stock options ("ISO's") to purchase 6,213 shares, except that Mr. Davidson received ISO's to purchase 7,248 shares. All remaining options shown were nonqualified stock options ("NSO's"). Each grant of ISO's becomes exercisable over the first three anniversaries of the date of grant, with full vesting on the third anniversary. Each grant of NSO's becomes exercisable over the first five anniversaries of the date of grant, with full vesting on the fifth anniversary. For persons who continue to serve as employees of the Company, the options expire 10 years from the date of grant. The exercise price and any tax withholding may be paid in cash or by delivery of already owned shares and cash.

         (2) The Black-Scholes calculations assume expected volatility of 37.6%, risk free interest rates of 6.2% to 6.3% and expected option lives of six to seven years.

                      OPTION EXERCISES IN THE LAST YEAR
                          AND YEAR-END OPTION VALUES

         The following table summarizes information on outstanding options to purchase Common Stock held by the Named Officers as of June 30, 1998.



                                                                                       VALUE OF       VALUE OF
                              SHARES                    SHARES          SHARES       EXERCISABLE    UNEXERCISABLE
                            ACQUIRED ON    VALUE    EXERCISABLE    UNEXERCISABLE       OPTIONS         OPTIONS
           NAME              EXERCISE     REALIZED    @ 6/30/98      @ 6/30/98        @ 6/30/98       @ 6/30/98
Daniel F. O'Sullivan          10,700     $79,916        70,015           193,285      $371,975         $750,600
Richard D. Davidson                -           -        35,477           129,523      $241,687         $439,563
Tyrone E. Riegel                   -           -        54,779            93,721      $293,654         $445,127
Terry L. Crump                 8,080     $59,338        27,577            79,093      $195,714         $357,145
Thomas M. O'Sullivan, Jr.          -           -        28,001            42,999      $150,840         $210,035




                          CHANGE IN CONTROL PROTECTIONS

TERMINATION PROTECTION AGREEMENTS

         The Company has entered into Termination Protection Agreements with the Executives. The Termination Protection Agreements (all of which are substantially similar) have initial terms of two years which automatically extend for successive one-year periods unless terminated by either party. If the employment of any of the Executives is terminated (with certain exceptions) within 24 months following a "Change in Control," or in certain other instances in connection with a Change in Control, the Executives are entitled to receive a cash payment equal to the total of twelve months salary, annual bonus and contributions the Company would have made to the SPP, the SPSP and the Deferred Compensation Plan. The Executives would also be entitled to the continuation of fringe benefits (including life insurance, disability, medical, dental and hospitalization benefits) for a period of up to twelve months. Additionally, profit sharing benefits under the SPSP vest, all restrictions on any outstanding incentive awards or shares of restricted Common Stock lapse and such awards or shares become fully vested, all outstanding stock options become fully vested and immediately exercisable, and the Company will be required to purchase for cash, on demand made within 60 days following a Change in Control, any shares of unrestricted Common Stock and options for shares at the then current fair market value. The Agreements also provide one year of outplacement services for the Executive and that, if the Executive moves more than twenty miles from his primary residence in order to accept permanent employment within 36 months after leaving the Company, the Company will, upon request, repurchase his primary residence at a price determined in accordance with the Agreement.

         The Termination Protection Agreements also provide that the Company will make an additional "gross-up payment" (as defined in the Agreements) to the Executives to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to any of the Executives arising out of or in connection with the employment of any of the Executives. In addition, the Company will pay all legal fees and related expenses incurred by any of the Executives arising out of employment or termination of employment.

         A "Change in Control" will be deemed to have occurred if either (i) any person or group acquires beneficial ownership of 15% of the voting securities of the Company, (ii) there is a change in the composition of a majority of the Board of Directors within any two-year period which is not approved by certain of the directors who were directors at the beginning of such two-year period;
(iii) the stockholders of the Company approve a merger, consolidation or reorganization involving the Company; (iv) there is a complete liquidation or dissolution of the Company; or (v) the Company enters into an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

RABBI TRUST

         The Company is authorized to enter into a Rabbi Trust, which is intended to be a grantor trust under Section 671 of the Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a Change in Control or a threatened Change in Control. Funding must be in an amount sufficient to provide for the payment of all benefits provided for under the Termination Protection Agreements. The Rabbi Trust will also provide funds for litigation on behalf of the Executives to the extent necessary to ensure their rights thereunder. The Rabbi Trust will be a trust of which the Company, for tax purposes, is the beneficiary. The trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.

PAYMENTS UPON A CHANGE IN CONTROL

         Assuming that a Change in Control had occurred on August 31, 1998, that all of the Named Officers were still employed on that date and that the Named Officers' employment had terminated on that date, the approximate cash payment that would have been made by virtue of all change in control protections implemented by the Company (not including the gross-up payments or amounts to purchase the Named Officers' primary residences) to Messrs. Daniel F. O'Sullivan, Richard D. Davidson, Tyrone E. Riegel, Terry L. Crump and Thomas M. O'Sullivan, Jr. would have been approximately $1,005,000, $714,000, $633,000, $525,000 and $343,000, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of Common Stock and the extent, if any, that payments or benefits made to the Named Officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.



                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

         The members of the Compensation Committee (the "Committee") are William
C. Bousquette, Stewart M. Kasen and Ronald G. Stegall. No member of the Committee was an officer or employee of the Company or its subsidiaries during the fiscal year ended June 30, 1998 and none was formerly an officer of the Company or any of its subsidiaries, except that Mr. Bousquette was a Vice President of Industries from July 12, 1991 until February 7, 1994. In addition, no Executive officer of the Company serves on the board of directors or the compensation committee of another entity where a Committee member is employed.



                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Company's executive compensation plan is designed to provide competitive compensation that rewards good corporate and individual performance while penalizing poor performance. Accordingly, a significant percentage of Executive compensation is contingent upon meeting performance goals and enhancing stockholder value. The Compensation Committee (the "Committee") believes that base salary and target bonuses for the Executives should approximate the median of publicly traded manufacturing companies whose annual revenues approximate those of the Company, with adjustments for the Company's performance. Individual compensation levels should reflect individual responsibilities, performance and experience, in addition to Company performance.

         The Committee also believes Executives should have a substantial equity ownership interest, both through direct ownership and through stock options and other stock-based awards, to provide long-term incentives which closely link Executive compensation to the Company's long-term performance and return to stockholders. In that regard, the Board of Directors adopted a Director and Officer Stock Ownership Policy in May 1997. The policy sets stock ownership goals for the Executives and the directors of the Company, which are to be achieved by July 1, 2002. Pursuant to the policy, the Executives are to own Common Stock with a market value of at least two to four times their basic compensation (with the multiple determined by the position held by the Executive). Non-employee directors are to own Common Stock with a market value of at least five times the retainer and fees paid to the non-employee directors.

         For fiscal 1998, the Committee reviewed total compensation levels and compared them with officers of publicly held manufacturing companies and other companies with revenues similar to those of the Company. In the review, a national compensation consulting firm compared the Company's compensation practices with those of durable goods manufacturers with similar projected annual revenues. Executive salaries were adjusted based upon an analysis of the total compensation of officers with similar responsibilities at similarly sized durable goods manufacturers, also considering the individual's responsibilities, experience and performance and the Company's performance. The salaries of the Named Officers were at or below the competitive market average of the companies surveyed for their respective positions. As a result of the Company's performance in fiscal 1997, the Committee recommended, and the Board of Directors approved, an increase in the salaries of the Named Officers (other than the Chairman and Chief Executive Officer) averaging 7.6%, effective July 6, 1997.

         For fiscal 1998, the Committee recommended, and the Board of Directors approved, Executive bonuses based on Company performance. Bonus award opportunities were established as a percentage of each participant's salary based on data from the compensation survey and advice provided by the outside compensation specialist, so that total cash compensation opportunities would approximate the competitive market average for performance exceeding corporate plans. Payment of the bonuses was based upon the achievement of Company performance goals for earnings, sales and efficient use of working capital. Because the earnings and sales goals were not achieved, bonuses were substantially below the targeted amounts.

         The Committee believes that an ongoing options program can serve as an effective long-term incentive compensation program for the Executives. The Committee reviewed stock options on July 8, 1997. As a result of this review, the Committee granted the options shown in the table on page 8.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The chief executive officer's salary was reviewed in July 1997 based upon his responsibilities, experience and a comparison with the chief executive officer salaries and incentive compensation of other durable goods manufacturing companies with similar annual revenues.

         Mr. O'Sullivan's salary was less than 60% of the median for chief executive officers of other durable goods manufacturing companies with revenues comparable to the Company. After considering the chief executive officer's performance over fiscal 1997, the Committee recommended a salary increase of $45,000, or 19.6%, for Mr. O'Sullivan. To provide increased long-term incentives to Mr. O'Sullivan, he was awarded an option covering 80,000 shares of Common Stock.

TAX POLICY

         The Omnibus Budget Reconciliation Act of 1993 amended the Code to limit, with certain exceptions, the allowable tax deduction that a publicly held corporation may take for compensation paid or accrued to the chief executive officer and the other Named Officers in the "Summary Compensation Table" on page
7. While the Committee cannot predict with certainty how the Company's compensation might be affected, the Committee intends to try to preserve the tax deductibility of all future executive compensation while maintaining the programs and strategies described in this report.



                             COMPENSATION COMMITTEE

      Ronald G. Stegall      William C. Bousquette      Stewart M. Kasen

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock against the cumulative total return on the Russell 2000 Index, the Standard & Poor's ("S & P") Corporate-500 Stock Index and the S & P Household Furnishings and Appliance Index (assuming $100 was invested on January 27, 1994 in Common Stock and that $100 was invested in the stocks comprising the Russell 2000 Index, the S & P Corporate-500 Stock Index and the S & P Household Furnishings and Appliance Index and also assuming the reinvestment of all dividends).

         In 1997, the Company was included in the Russell 2000 Index. The Russell 2000 Index is comprised of companies with more nearly the market capitalization of the Company than the companies included in the Standard & Poor's 500 Index. Accordingly, the Company is changing the broad equity market index from the S&P 500 Index to the Russell 2000 Index. The chart below includes both the S&P 500 and the Russell 2000 indices for comparison.

         The historical stock price performance of the Common Stock shown on the graph below is not necessarily indicative of future price performance.

         The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except in the event that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.


                COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
        AMONG O'SULLIVAN INDUSTRIES HOLDINGS, INC., THE S & P 500 INDEX,
               THE S & P HOUSEHOLD FURNISHINGS & APPLIANCES INDEX
                           AND THE RUSSELL 2000 INDEX

                             [PERFORMANCE GRAPH]


                                               1/27/94      6/94       6/95       6/96       6/97       6/98
O'SULLIVAN INDUSTRIES HOLDINGS, INC.           100.00       52.33      31.61      30.57      68.65      58.03
S&P 500                                        100.00       96.61     121.80     153.47     206.73     269.08
S&P HOUSEHOLD FURNISHINGS & APPLIANCES         100.00       88.28      90.19      96.36     114.29     175.30
RUSSELL 2000                                   100.00       93.46     112.28     139.08     161.93     192.31


* $100 INVESTED ON 1/27/94 IN STOCK OR ON 12/31/93 IN INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING JUNE 30.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, Executives and any persons holding 10% or more of Common Stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 1998. All of these filing requirements were satisfied by the Company's directors and Executives during fiscal 1998.

                          STOCKHOLDER PROPOSALS FOR THE
                               1999 ANNUAL MEETING

         Stockholders who intend to present proposals at the 1999 Meeting, and who wish to have their proposals included in the Company's Proxy Statement for the Meeting, must be certain that such proposals are received by the Secretary of the Company, 1900 Gulf Street, Lamar, Missouri 64759-1899 by May 28, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the Proxy Statement for the Company's 1999 Meeting.

         Stockholders who wish to nominate persons for election as directors at the 1999 Meeting, which is now scheduled to be held on November 11, 1999, must give notice of their intention to make a nomination in writing to the Secretary of the Company on or before August 13, 1999. Each notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected.

         If a stockholder desires to present proposals to the 1999 Meeting of the Company, but does not desire the proposals to be included in the Company's Proxy Statement for the meeting, notice of the proposals must be delivered to, or mailed and received by, the Secretary of the Company by September 12, 1999. If the meeting date is changed, the notice is due at least 60 days before the meeting date or, if the changed date is publicly disclosed less than 70 days before the meeting, within ten days after notice of the meeting is mailed or publicly disclosed. Each notice of a stockholder proposal must include (a) a brief description of the proposal and the reasons for conducting the business at the Meeting; (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known to be supporting such proposal; (c) the number of shares of Common Stock beneficially owned by the proponent and any other stockholders known to be supporting the proposal, each as of the date of the stockholder's notice; and (d) any financial interest of the proponent in the proposal. If proper notice is not received by the deadline, the proposal shall not be acted upon at the 1999 Meeting.

                           INDEPENDENT ACCOUNTANTS

         The Board of Directors selected PricewaterhouseCoopers LLP as independent accountants for fiscal 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with an opportunity to make a statement and respond to appropriate questions.

                                ANNUAL REPORT

         A copy of the Company's Annual Report for the fiscal year ended June 30, 1998 is being mailed to stockholders with this Proxy Statement. Stockholders who do not receive a copy of the Annual Report may obtain a copy without charge by writing or calling the Secretary, O'Sullivan Industries Holdings, Inc., 1900 Gulf Street, Lamar, Missouri 64759-1899, telephone number (417) 682-3322.

                                OTHER MATTERS

         As of the date of this Proxy Statement, management of the Company has no knowledge of any other business to be presented to the Meeting. If other business is properly brought before the Meeting, the persons named in the Proxy Statement will vote according to their discretion.


                                       O'SULLIVAN  INDUSTRIES  HOLDINGS,  INC.
Lamar, Missouri
September 25, 1998

                                      PROXY

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                     1900 Gulf Street, Lamar, MO 64759-1899

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON NOVEMBER 12, 1998

     The undersigned stockholder of O'Sullivan Industries Holdings, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 25, 1998, and hereby appoints DANIEL F. O'SULLIVAN and RICHARD D. DAVIDSON, or either of them, as proxies, each with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 12, 1998, at 10:00 A.M., C.S.T., and at any adjournments or postponements thereof, and to vote all shares of Common Stock, par value $1.00 per share, of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THE PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE NOMINEES AND AS SUCH PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE


                                                                SEE REVERSE SIDE

                                   [O'SULLIVAN
                            INDUSTRIES HOLDINGS, INC.
                                      LOGO]


ATTACHED BELOW IS A PROXY CARD FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
OF O'SULLIVAN INDUSTRIES HOLDINGS, INC. PLEASE DETACH THE PROXY CARD AND MARK THE BOXES TO INDICATE HOW YOUR SHARES SHOULD BE VOTED. SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



REGARDLESS OF WHETHER YOU PLAN TO ATTEND OUR ANNUAL MEETING OF STOCKHOLDERS
ON NOVEMBER 12, 1998, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY RETURNING YOUR PROXY PROMPTLY.


                                   DETACH HERE

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.  THIS PROXY WILL BE VOTED AS
SPECIFIED.

1.      ELECTION OF THREE CLASS II DIRECTORS
        NOMINEES:  CHARLES G. HANSON, THOMAS M. O'SULLIVAN, SR. AND
        TYRONE E. RIEGEL

                                                                                MARK HERE
                                                                               FOR ADDRESS
                FOR                     WITHHOLD                                CHANGE AND     / /
                ALL                  AUTHORITY TO                              NOTE AT LEFT
             NOMINEES    / /   / /   VOTE FOR ALL
                                        NOMINEES

/ / _____________________________________________
To withhold authority to vote for any individual
nominee, write that nominee's name on the line                               PLEASE SIGN, DATE AND RETURN THIS PROXY
provided above and mark the box at left.                                     PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF
                                                                             YOU PLAN TO ATTEND THE MEETING.
                                                                             Please sign exactly as name appears hereon.  Joint
                                                                             owners should each sign.  When signing as attorney,
                                                                             executor, administrator, trustee or
                                                                             guardian, please give full title as such.

Signature:____________________________  Date: ______________                 Signature:_______________________  Date: ______________